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                               SCHEDULE A
               TRANSACTIONS SUBJECT TO RULE 10f-3 PROCEDURES

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
Fund:    Aegon - Transamerica JPMorgan Enhanced Index VP      Security Description:  Well Fargo & Company (WFC)
                                                                                     Secondary

Issuer:  Wells Fargo & Company (CUSIP# 949746101)             Offering Type:  US Registered
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                                                                                                               IN COMPLIANCE
          REQUIRED INFORMATION                    ANSWER              APPLICABLE RESTRICTION                      (YES/NO)
 1.     Offering Date                            11-07-08         None                                            YES

 2.     Trade Date                               11-07-08         Must be the same as #1                          YES

 3.     Unit Price of Offering                    $16.00          None                                            YES

 4.     Price Paid per Unit                       $16.00          Must not exceed #3                              YES

 5.     Years of Issuer's Operations            More than 3       Must be at least three years *                  YES

 6.     Underwriting Type                          Firm           Must be firm                                    YES

 7.     Underwriting Spread                       $0.675          Sub-Adviser determination to be made            YES

 8.     Total Price paid by the Fund             $89,100          None                                            YES

 9.     Total Size of Offering                $11,002,500,00      None                                            YES

10.     Total Price Paid by the Fund
        plus Total Price Paid for same
        securities purchased by the same
        Sub-Adviser for other investment
        companies                              $105,146,910       #10 divided by #9 must not exceed 25% **        YES

11.     Underwriter(s) from whom the Fund
        purchased (attach a list of all        Goldman Sachs
        syndicate members)                      and Company       Must not include Sub-Adviser affiliates ***     YES

12.     If the affiliate was lead or co-lead
        manager, was the instruction listed
        below given to the broker(s) named
        in #11? ****                               Yes            Must be "Yes" or "N/A"                          YES
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The Sub-Adviser has no reasonable cause to believe that the underwriting commission, spread or profit is NOT reasonable and fair compared to underwritings of similar securities during a comparable period of time.  In determining which securities are comparable, the Sub-Adviser has considered the factors set forth in the Fund's 10f-3 procedures.

--------------------------------
Donna Nascimento, Vice President
J.P. Morgan Investment Management, Inc.


* Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii), whichever is met.

** If an eligible Rule 144A offering, must not exceed 25% of the total amount of same class sold to QIBs in the Rule 144A offering PLUS the amount of the offering of the same class in any concurrent public offering

***   For munis purchased from syndicate manager, check box to confirm that
      the purchase was not designated as a group sale.  [    ]

**** The Sub-Adviser's affiliate cannot receive any credit for the securities purchased on behalf of the Fund.